Alpha Natural Resources, Inc.

Contact: Ted Pile (276) 623-2920

FOR IMMEDIATE RELEASE

Coal Industry Veteran Porco to Head
Alpha Natural Resources Sales Unit

ABINGDON, Va., September 1, 2006—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, announced that it has promoted Jack Porco to vice president of the company and president of its Alpha Coal Sales Co., LLC subsidiary.

Most recently, Porco, a 30-year veteran of the coal industry, was executive vice president of Alpha Coal Sales Co. where he was responsible for all domestic and international metallurgical coal sales. He will replace D. Scott Kroh, who has been president of Alpha Coal Sales Co. since its formation in 2002. Kroh will remain with Alpha in a part-time capacity so he can devote more time to family matters.

“Under Scott’s leadership, Alpha’s global sales and marketing team has done an outstanding job supplying and servicing the needs of our customers worldwide,” said Michael J. Quillen, president and CEO of Alpha Natural Resources. “Together, Scott, Jack and the entire sales team have worked diligently to make Alpha America’s leading producer and international supplier of high-quality metallurgical coal. In addition, they have earned recognition from all of our customers in the utility and steel markets here and abroad as a company that delivers on its promises.”

Porco began his career in the coal industry with CONSOL Energy in 1974, where he held a number of finance and sales positions. In 1996, he joined American Metals & Coal International Inc. (AMCI), where he was responsible for all international coal sales. In 2003, concurrent with Alpha’s acquisition of AMCI’s U.S. coal production and marketing assets, Porco was appointed head of Alpha Energy Global Marketing, LLC. The following year he was named executive vice president of metallurgical and export coal sales at Alpha Coal Sales Co.

ANRG

About Alpha Natural Resources

Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Approximately 91 percent of the company’s reserve base is high Btu coal and 84 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 67 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ approximately 3,700 people.

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